Filed pursuant to Rule 424(b)(3)
Registration No. 333-176294

PROSPECTUS

CUMULUS MEDIA INC.

Up to 28,801,841 Shares of Class A Common Stock,
Class B Common Stock and Warrants to Purchase Common Stock

This prospectus relates to the resale from time to time of up to 28,801,841 shares of Class A common stock, par value $0.01 per share, and warrants to purchase shares of Class A common stock, by the selling securityholders named in this prospectus. These shares of Class A common stock are shares that the selling securityholders purchased in a private placement and include shares of Class A common stock issuable pursuant to warrants issued to the selling securityholders in the private placement. This prospectus also relates to the resale from time to time of shares of the Company’s Class B common stock, par value $0.01 per share, that, pursuant to the terms and conditions of the agreement governing the warrants (the “Warrant Agreement”), the Company has the right to issue, upon exercise of the warrants, in lieu of an equal number of shares of Class A common stock, and warrants to purchase shares of Class B common stock that, pursuant to the Warrant Agreement, upon request of a holder and at its discretion, the Company has the right to exchange for warrants to purchase an equivalent number of shares of Class A common stock.

The shares of our common stock and warrants covered by this prospectus are being registered to permit the selling securityholders to sell such securities from time to time in the public market. The selling securityholders may sell such securities directly to other investors or to or through underwriters, dealers or agents in ordinary brokerage transactions, privately negotiated transactions or otherwise as described under “Plan of Distribution.” We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of any of the securities by the selling securityholders. We will, however, receive the net proceeds of the exercise price for any warrants exercised for cash. We will pay all costs, fees and expenses incurred in connection with the registration of the securities covered by this prospectus. The selling securityholders will pay all costs, fees and expenses incurred in connection with sales of the securities covered by this prospectus, including, among other things, sales commissions, brokerage fees and related expenses.

Our Class A common stock is traded on the NASDAQ Global Select Market under the symbol “CMLS.” On September 23, 2011, the closing price was $2.76 per share. Neither our Class B common stock nor warrants are currently listed or traded on any national securities exchange.

Investing in our securities involves risks. You should carefully consider the risks under the caption “Risk Factors” beginning on page 3 of this prospectus and the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2011.

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. You must not rely upon any unauthorized information or representation. The common stock to be sold under this prospectus is not being offered in any jurisdiction where the offer or sale is not permitted or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under this shelf registration process, the selling securityholders may sell from time to time up to 28,801,841 shares of our Class A common stock, warrants to purchase shares of Class A common stock or, in the event we exercise our right to issue, upon exercise of a warrant, shares of our Class B common stock, then such shares of Class B common stock, in one or more offerings. In addition, in the event that, pursuant to the terms and conditions of the Warrant Agreement, we exchange warrants to purchase an equivalent number of shares of Class B common stock for warrants to purchase shares of Class A common stock, then the selling securityholders may sell such warrants to purchase shares of Class B common stock. You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not, and the selling securityholders have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference into this prospectus or any prospectus supplement, is accurate only as of the date on the front cover of this prospectus, the applicable prospectus supplement or the document containing the information, as the case may be.

References in this prospectus to the terms “we,” “us,” “Cumulus Media,” “our company” or other similar terms mean Cumulus Media Inc., including our consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. References in this prospectus to “CMP” mean Cumulus Media Partners, LLC, which became a wholly-owned subsidiary of ours on August 1, 2011 in a transaction that we refer to as the CMP Acquisition. References in this prospectus to “Citadel” mean Citadel Broadcasting Corporation, which became a wholly-owned subsidiary of ours on September 16, 2011, in a transaction that we refer to as the Citadel Acquisition.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act. For purposes of federal and state securities laws, forward-looking statements are all statements other than those of historical fact and are typically identified by the words “believes,” “expects,” “anticipates,” “continues,” “intends,” “likely,” “may,” “plans,” “potential,” “should,” “will,” and similar expressions, whether in the negative or the affirmative. These statements include statements regarding the intent, belief or current expectations of Cumulus Media and its directors and officers with respect to, among other things, future events, their respective financial results and financial trends expected to impact Cumulus Media.

Forward-looking statements may be subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such forward-looking statements are and will be, as the case may be, subject to change and subject to many risks, uncertainties and factors relating to Cumulus Media’s operations and business environment, which may cause the actual results of Cumulus Media to be materially different from any future results, expressed or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•	the possibility that unexpected challenges may arise in successfully integrating the businesses of Cumulus Media, CMP and Citadel;

•	the possibility that we may be unable to achieve cost-saving synergies or achieve them within the expected time periods;

•	the possibility that we may be unable to achieve certain expected revenue results, including as a result of unexpected factors or events;

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•	the possibility that the industry may be subject to future regulatory or legislative actions;

•	the ability to maintain contracts and leases that are critical to our operations;

•	the ability to attract, motivate and/or retain key executives and associates;

•	the ability to execute our business plan and strategy;

•	general economic or business conditions affecting the radio broadcasting industry being less favorable than expected, including the impact of decreased spending by advertisers;

•	increased competition in the radio broadcasting industry;

•	the impact of current or pending legislation and regulations, antitrust considerations, and pending or future litigation or claims;

•	general economic and business conditions;

•	changes in government regulations;

•	changes in policies or actions or in regulatory bodies;

•	changes in uncertain tax positions and tax rates;

•	changes in the financial markets;

•	changes in capital expenditure requirements;

•	changes in market conditions that could impair our goodwill or intangible assets;

•	changes in interest rates; and

•	other risks and uncertainties.

Cumulus Media cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus, or the dates of the documents incorporated by reference in this prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, Cumulus Media does not have any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Cumulus Media expressly qualifies in their entirety all forward-looking statements attributable to Cumulus Media or any person acting on its behalf by the cautionary statements contained or referred to in this section.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary is not complete and does not contain all the information that may be important to you and that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section titled “Risk Factors” as well as the other data and documents incorporated herein by reference.

Our Business

With the completion of the CMP Acquisition and the Citadel Acquisition, we believe we are the largest pure-play radio broadcaster in the United States based on number of stations and revenue, and we own or operate more than 570 radio stations (including under local marketing agreements, which we refer to as LMAs) in 120 United States media markets and a nationwide radio network serving over 4000 stations. Under LMAs, we currently provide sales and marketing services for eight radio stations in the United States in exchange for a management or consulting fee. In addition to entering into LMAs, we have in the past, and expect that we will from time to time in the future enter into management or consulting agreements that provide us with the ability, as contractually specified, to assist current owners in the management of radio station assets that Cumulus Media has contracted to purchase, subject to Federal Communications Commission, which we refer to as FCC, approval. In such arrangements, Cumulus Media generally receives a contractually specified management fee or consulting fee in exchange for the services provided.

On a pro forma basis as adjusted to reflect the CMP Acquisition and the Citadel Acquisition, as of June 30, 2011, we would have had net revenues of approximately $1.181 billion and $554.3 million for the year ended December 31, 2010 and the six months ended June 30, 2011, respectively.

Cumulus Media is a Delaware corporation, organized in 2002, and successor by merger to an Illinois corporation with the same name that had been organized in 1997.

Recently Completed Transactions

We have recently completed several transactions that have significantly expended our broadcasting operations. These include:

•	the CMP Acquisition, pursuant to which, on August 1, 2011, we acquired the 75% equity interests of CMP that we did not already own. CMP owns 32 radio stations in nine markets, including San Francisco, Dallas, Houston, Atlanta, Cincinnati, Indianapolis and Kansas City. We had operated CMP’s business pursuant to a management agreement since CMP commenced its operations in 2006;

•	the Citadel Acquisition, pursuant to which, on September 16, 2011, we acquired Citadel for an aggregate purchase price of approximately $2.4 billion, consisting of approximately $1.418 billion in cash and the issuance of 23,419,745 shares of Class A common stock and warrants to purchase 47,728,737 shares of Class A common stock, and the assumption of outstanding debt, which was refinanced as part of the Global Refinancing (as defined below);

•	an equity investment, which we refer to as the Equity Investment, pursuant to which an affiliate of Crestview Partners II, L.P., which we refer to as Crestview, an affiliate of Macquarie Capital (USA) Inc., which we refer to as Macquarie, and UBS Securities LLC, which we refer to as UBS Securities and who we together refer to as the Investors, as well as certain others to whom UBS Securities syndicated a portion of its investment commitment, invested $475.0 million in our equity securities, the proceeds of which were used to pay a part of the cash portion of the purchase price in the Citadel Acquisition; and

•	the financing transaction necessary to complete the Citadel Acquisition, which we refer to as the Global Refinancing, pursuant to which we refinanced an aggregate of $1.4 billion (as of June 30, 2011, and after giving effect to our issuance in May 2011 of $610.0 million of 7.75% Senior Notes due 2019, which we refer to as the 2019 Notes, and the use of proceeds therefrom, which we refer to as the 2019

Notes Offering) in outstanding senior and subordinated indebtedness of each of (i) us (other than the 2019 Notes), (ii) CMP Susquehanna Corporation, an indirect wholly-owned subsidiary of CMP, and (iii) Citadel, as well as preferred stock of CMP Susquehanna Radio Holdings Corp., an indirect wholly-owned subsidiary of CMP, having an aggregate redemption value of approximately $40.0 million (as of June 30, 2011), all pursuant to $2.415 billion in senior secured term and revolving credit facility financing entered into concurrently with the closing of the Citadel Acquisition and the Equity Investment (the “Acquisition Credit Facility”).

Selling Securityholders

Under the terms and conditions of the agreement governing the Equity Investment, which we refer to as the Investment Agreement, Crestview purchased 51,843,318 shares of our Class A common stock, Macquarie purchased $125.0 million of a newly created class of perpetual, redeemable non-convertible preferred stock, and UBS Securities and certain other entities that were purchasers under the terms of the Investment Agreement collectively purchased 4,749,539 shares of our Class A common stock and warrants to purchase 24,052,302 shares of our Class A common stock. Such warrants are immediately exercisable by U.S. persons, subject to the Communications Act of 1934, as amended, which we refer to as the Communications Act, and FCC rules and policies, at an exercise price of $0.01 per share, for shares of our Class A common stock. Pursuant to the terms and conditions of the Warrant Agreement, we have the right to issue, upon exercise of warrants, shares of Class B common stock in lieu of an equal number of shares of Class A common stock and, upon request of a holder and at our discretion, we have the right to exchange warrants to purchase an equivalent number of shares of Class B common stock for warrants to purchase Class A common stock.

We are registering the securities covered by this prospectus to satisfy our registration obligations under the Investment Agreement and a related registration rights agreement. All of the securities offered and sold by this prospectus are being offered and sold by the selling securityholders. We are not offering or selling any securities under this prospectus and will not receive any of the proceeds from any sale of the securities by the selling securityholders. We will, however, receive the net proceeds of the exercise price of any warrants that are exercised for cash.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making any investment decision, you should carefully consider the risk factors set forth in our periodic reports filed with the SEC and incorporated by reference in this prospectus, and any risk factors that may be contained in any applicable prospectus supplement. You should also refer to the other information in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference into this prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities covered by this prospectus by the selling securityholders. Proceeds from the sale of the securities covered by this prospectus will be solely for the accounts of the selling securityholders. We will, however, receive the net proceeds of the exercise price of any warrants exercised for cash. We will pay all costs, fees and expenses incurred in connection with the registration of the securities covered by this prospectus. The selling securityholders will pay all costs, fees and expenses incurred in connection with sales of the securities covered by this prospectus, including, among other things, sales commissions, brokerage fees and related expenses.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our third amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part. Copies of the third amended and restated certificate of incorporation and our amended and restated bylaws may be obtained as described under the heading “Where You Can Find More Information” in this prospectus.

Authorized Capital Stock

We are authorized to issue 1,450,644,871 shares divided into four classes consisting of: (i) 750,000,000 shares designated as Class A common stock, par value $.01 per share; (ii) 600,000,000 shares designated as Class B common stock, par value $.01 per share; (iii) 644,871 shares designated as Class C common stock, par value $.01 per share; and (iv) 100,000,000 shares of preferred stock, par value $.01 per share, of which 2,000,000 have been designated as Series A preferred stock.

Common Stock

General

Except with respect to voting and conversion rights, shares of Class A common stock, Class B common stock and Class C common stock are identical in all respects.

Voting

Holders of shares of our Class A common stock are entitled to one vote per share; except as provided by law or as provided below, holders of our Class B common stock are not entitled to vote except as described below; and holders of shares of our Class C common stock are entitled to ten votes per share.

All actions submitted to a vote of Cumulus Media stockholders are voted on by holders of our Class A common stock and our Class C common stock, voting together as a single class. Holders of Class B common stock and Class C common stock are each entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B common stock or Class C common stock, respectively, that does not similarly affect the rights or obligations of the holders of Class A common stock.

Dividends

After payment of the preferential amounts to which the holders of any shares ranking prior to the common stock are entitled, the holders of shares of Class A common stock, Class B common stock (and warrants to purchase such shares) and Class C common stock share equally on a per share basis (in the case of holders of warrants, based upon their ownership of Class A common stock or Class B common stock, as the case may be, underlying their warrants on an as-exercised basis) in dividends as may be declared by our board of directors from time to time. In the case of dividends or other distributions payable on Class A common stock, Class B common stock, Class C common stock or, to the extent required by the respective warrant agreements pursuant to which warrants will be issued in the Citadel Acquisition or under the Investment Agreement, to the holders of such warrants in shares of such stock (or, in the case of the warrants, in shares of stock underlying the warrants), including distributions pursuant to stock splits or dividends, the holders of Class A common stock, Class B common stock, Class C common stock and the warrants will share equally on a per share basis and only Class A common stock will be distributed with respect to Class A common stock, only Class B common stock will be distributed with respect to Class B common stock and only Class A common stock will be distributed with respect to Class C common stock. In no event will any of the Class A common stock, Class B common stock or Class C common stock be split, divided or combined unless each other class is proportionately split, divided or combined. In addition, no distribution will be made to holders of warrants or common stock if (i) the Communications Act or FCC rules and policies prohibit such distribution to the holders of warrants or (ii) our FCC counsel opines that such distribution is reasonably likely to cause (a) Cumulus Media to violate the Communications Act or FCC rules or policies or (b) any such holder of warrants would then be deemed to hold an attributable interest in Cumulus Media under FCC rules and policies.

Conversion and Transfer

Class B common stock and Class C common stock are convertible at any time, or from time to time, at the option of the holder without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A common stock on a share-for-share basis. In addition, if a holder of Class B common stock or Class C common stock transfers such shares to any transferee, in the case of Class B common stock, concurrent with such transfer each transferred share of Class B common stock will automatically convert into one share of Class A common stock, and, in the case of Class C common stock, if the transferee is not an affiliate or related party of Lewis W. Dickey, Jr., the chairman, president and CEO of Cumulus Media (referred to as the principal), concurrent with such transfer each transferred share of Class C common stock will automatically convert into one share of Class A common stock. Further, upon the death of the principal or the disability of the principal which results in the termination of the principal’s employment with Cumulus Media, each share of Class C common stock held by the deceased or disabled principal will automatically be converted into one share of Class A common stock. Notwithstanding the foregoing, Cumulus Media is not required to convert (including in connection with a transfer) any share of Class B common stock or Class C common stock if Cumulus Media reasonably and in good faith determines that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules or regulations promulgated under each such act.

As a condition to any proposed transfer or conversion, the person who intends to hold the transferred or converted shares must provide Cumulus Media with any information it reasonably requests to enable it to ensure compliance with applicable law.

To the extent necessary to comply with the Communications Act and FCC rules and policies, our board of directors may (i) take any action it believes necessary to prohibit the ownership or voting of more than 25% of Cumulus Media’s outstanding capital stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively, “Aliens”), or by any other entity (a) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (b) owned by, or held for the benefit of Aliens in a manner that would cause Cumulus Media to be in violation of the Communications Act or FCC rules and policies; (ii) prohibit any transfer of Cumulus Media stock which Cumulus Media believes could cause more than 25% of Cumulus Media’s outstanding capital stock to be owned or voted by or for any person or entity identified in the foregoing clause (i); (iii) prohibit the ownership, voting or transfer of any portion of its outstanding capital stock to the extent the ownership, voting or transfer of such portion would cause Cumulus Media to violate or would otherwise result in violation of any provision of the Communications Act or FCC rules and policies;

and (iv) redeem capital stock to the extent necessary to bring Cumulus Media into compliance with the Communications Act or FCC rules and policies or to prevent the loss or impairment of any of Cumulus Media’s FCC authorizations.

Our third amended and restated certificate of incorporation provides that all shares of common stock will bear a legend regarding restrictions on transfer and ownership.

Preemptive Rights

Class A common stock, Class B common stock and Class C common stock do not carry any preemptive rights enabling a holder to acquire unissued shares of Cumulus Media or securities of Cumulus Media convertible into or carrying a right to subscribe to or acquire shares. Our board of directors possesses the power to issue shares of authorized but unissued Class A common stock without further stockholder action.

Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of Cumulus Media, whether voluntarily or involuntarily, after payment or provision for payment of Cumulus Media’s debts and other liabilities and the preferential amounts to which the holders of any stock ranking prior to the Class A common stock, the Class B common stock and the Class C common stock in the distribution of assets shall be entitled upon liquidation, the holders of the Class A common stock, the Class B common stock and the Class C common stock shall be entitled to share pro rata in Cumulus Media’s remaining assets in proportion to the respective number of shares of common stock held by each holder compared to the aggregate number of shares of Cumulus Media common stock outstanding.

Preferred Stock

Authorized shares of preferred stock may be issued from time to time by our board of directors, without stockholder approval, in one or more series. Subject to the provisions of our third amended and restated certificate of incorporation and the limitations prescribed by Delaware law, our board of directors is expressly authorized to adopt resolutions to issue the authorized shares of preferred stock, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of preferred stock, in each case without any further action or vote by the stockholders.

Pursuant to the Investment Agreement, Cumulus Media created and issued $125.0 million in initial liquidation value of shares designated as Series A preferred stock, par value $0.01 per share (the “Series A preferred stock”). Series A preferred stock was issuable solely to Macquarie at the closing of the Equity Investment, and no such shares are issuable thereafter, except for such shares as may be issued as dividends in lieu of any cash dividends. Such Series A preferred stock has a perpetual term, has a liquidation value equal to the amount invested therein plus accrued but unpaid dividends, and has dividend rights as described in more detail below. Series A preferred stock generally does not have voting rights, except with respect to any amendment to our third amended and restated certificate of incorporation that would adversely affect the rights, privileges or preferences of such preferred stock or the creation of a class or series of shares senior to, or pari passu with, the Series A preferred stock as to dividends or upon liquidation.

Dividends on Series A preferred stock are in preference and prior to any dividends payable on any class of common stock and, in the event of any liquidation, dissolution or winding up, holders of Series A preferred stock are entitled to the liquidation value thereof prior to, and in preference of, payment of any amounts to holders of any class of Cumulus Media common stock.

One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of Cumulus Media by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of Cumulus Media management. The issuance of shares of the preferred stock pursuant to the board of directors’ authority described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock at a premium or may otherwise adversely affect the market price of our common stock.

Warrants

Pursuant to the Merger Agreement, Cumulus Media issued warrants to purchase 47,728,737 shares of its common stock to holders of Citadel common stock and warrants. The warrants entitle holders to purchase, on a one-for-one basis, shares of Cumulus Media Class A common stock. Such warrants are exercisable at any time prior to June 3, 2030 at an exercise price of $0.01 per share of Cumulus Media common stock. The exercise price of such warrants is not subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, dividends and the like.

Pursuant to the Investment Agreement, Cumulus Media issued warrants to purchase 24,052,302 shares of its Class A common stock to UBS Securities and certain other entities. These warrants have the same terms as the warrants to purchase Class A common stock issued to Citadel security holders pursuant to the Merger Agreement.

Pursuant to the terms and conditions of the Warrant Agreement, upon the request of a holder of warrants, we have the right to issue to that holder, upon exercise of such warrants, shares of Class B common stock in lieu of an equal number of shares of Class A common stock and, upon request of a holder and at our discretion, we have the right to exchange warrants to purchase an equivalent number of shares of Class B common stock for warrants to purchase shares of Class A common stock. The Warrant Agreement also provides that holders of warrants issued pursuant to the Merger Agreement or the Investment Agreement will share in any distributions on the Company’s common stock on an as – exercised basis.

Also pursuant to the Investment Agreement, but pursuant to a separate warrant agreement, Cumulus Media issued to Crestview warrants to purchase, at an exercise price of $4.34 per share, 7,776,498 shares of Cumulus Media Class A common stock. The warrants issued to Crestview are exercisable until the tenth anniversary of closing of the Equity Investment, and the exercise price of $4.34 per share is subject to standard weighted average adjustments in the event Cumulus Media subsequently issues additional shares of common stock or common stock derivatives for less than the fair market value per share as of the date of such issuance or sale. In addition, the number of shares of Class A common stock issuable upon exercise of such warrants, and the exercise price of such warrants, are subject to adjustment in the case of stock splits, dividends and the like.

Stockholders Agreement

In connection with the Equity Investment, we entered into a stockholders agreement, which we refer to as the Stockholders Agreement, with the Investors and certain other stockholders. The Stockholders Agreement provides, among other things, that the size of our board of directors will be set at seven members. The two vacancies on our board of directors created thereby were filled by Arthur J. Reimers and Jeff Marcus, each of whom was designated by Crestview, with Mr. Marcus appointed as the lead director of our board of directors. Under this agreement, Crestview has the right to designate two individuals for nomination to our board of directors, and each of certain other stockholders has the right to designate one individual for nomination to our board of directors. This agreement provides that the other two positions on the Board will be filled by Cumulus Media’s remaining two directors, both of whom are independent, or their successors, who shall meet applicable independence criteria. The Stockholders Agreement also provides that, for so long as Crestview is the largest stockholder of Cumulus Media, it will have the right to have one of its designees, who shall meet the definition of an independent director and who is elected to the board of directors and is selected by it, appointed as the “lead director” of the board of directors. Further, the parties to the Stockholders Agreement (other than Cumulus Media) have agreed to support such directors (or others as may be designated by the relevant stockholders) as nominees to be presented to Cumulus Media’s stockholders for approval at subsequent stockholder meetings for the term set out in the Stockholders Agreement. Each stockholder party’s respective director nomination rights generally survive for so long as it continues to own a specified percentage of Cumulus Media stock, subject to certain exceptions.

Subject to certain exceptions, the Stockholders Agreement provides that, until the seventh anniversary of the closing of the Equity Investment, any Cumulus Media stockholder party to such agreement who, together with its controlled affiliates, beneficially owns 15% or more of Cumulus Media’s outstanding common stock, which we refer to as a Significant Stockholder, may not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any additional equity securities of Cumulus Media not owned by them immediately following the closing of the Equity Investment. The Stockholders Agreement also generally provides that, until the seventh anniversary of the closing of the Equity Investment, no Significant Stockholder will, or will permit any of its affiliates to, engage in any transaction or series of transactions that would constitute a going-private transaction of Cumulus Media, subject to certain exceptions. The Stockholders Agreement also provides that, subject to certain exceptions, no Significant Stockholder will transfer its Cumulus Media stock or warrants to a person or group that is, to the Significant Stockholder’s knowledge, a specified competitor of Cumulus Media or that, following such transfer, would beneficently own greater than 10% of Cumulus Media’s common stock. The Stockholders Agreement contains significant restrictions on the transferability of Cumulus Media securities held by Crestview for a period of eighteen months following the closing of the Equity Investment, subject to certain exceptions. In addition, pursuant to and during the term of the Stockholders Agreement, Crestview is restricted from exercising the warrants issued to it pursuant to the Investment Agreement or buying shares of Cumulus Media’s common stock if such exercise or purchase would cause Crestview to beneficially own more than 64,804,148 shares of Cumulus Media’s common stock.

In connection with entering into the Stockholders Agreement, all of the pre-existing stockholders agreements among the parties to the Stockholders Agreement, or to which Cumulus Media was a party, were terminated.

Certain Statutory and Other Provisions

There are provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, our third amended and restated certificate of incorporation, our amended and restated bylaws, and the Stockholders Agreement, that may be deemed to have an anti-takeover effect and may discourage, delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by Cumulus Media stockholders.

The DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

The DGCL provides that special meetings of stockholders may be called by the board of directors or such other persons as may be designated by the certificate of incorporation or the bylaws. Our third amended and restated certificate of incorporation contains a provision that allows a special meeting of stockholders to only be called by (i) the Chairman of the Cumulus Media board of directors, (ii) the Chief Executive Officer of Cumulus Media, or (iii) by the Cumulus Media board of directors, upon demand of the holders of Cumulus Media shares representing at least 25% of all the votes entitled to be cast on any issue to be considered at the special meeting, in accordance with the procedures set forth in our amended and restated bylaws. In addition, our third amended and restated certificate of incorporation prohibits stockholder action by written consent.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for the common stock. Computershare is also the warrant agent pursuant to the Warrant Agreement.

SELLING SECURITYHOLDERS

The following table sets forth certain information with respect to each selling securityholder as of September 16, 2011.

As described above, the selling securityholders acquired the securities covered by this prospectus in a private placement pursuant to the terms and conditions of the Investment Agreement. We are registering the securities covered by this prospectus to satisfy our registration obligation in connection with the private placement.

We do not know when or in what amounts the selling securityholders may offer securities for sale. We currently have no agreements, arrangements or understandings with the selling securityholders regarding the sale by the selling securityholders of any of the securities covered by this prospectus. The selling securityholders may sell any or all of the securities offered by this prospectus. Accordingly, for purposes of the following table, we have assumed that, after completion of this offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the securities below (to the extent such securities contain voting rights). The inclusion of any securities in this table does not constitute an admission of beneficial ownership for the person named below.

		Number of Securities	Number of Securities	Securities Owned After this Offering
		Owned Prior	that May Be Offered		Percent
Name of Selling Securityholder	Class	to this Offering	by this Prospectus	Number	of Class(1)

Ares Management LLC(2)	Class A common stock	3,256,592	2,445,392	811,200	*
	Class B common stock	—	—	—	—
	Warrants to purchase Class A common stock	15,609,772	9,075,345	6,534,427	7.4%
	Warrants to purchase Class B common stock	—	—	—	—
BHR Master Fund, Ltd.(3)	Class A common stock	—	—	—	—
	Class B common stock	—	—	—	—
	Warrants to purchase Class A common stock	2,481,525	1,566,819	914,706	*
	Warrants to purchase Class B common stock	—	—	—	—
BHR OC Master Fund, Ltd.(3)	Class A common stock	—	—	—	—
	Class B common stock	—	—	—	—
	Warrants to purchase Class A common stock	1,108,231	737,327	370,904	*
	Warrants to purchase Class B common stock	—	—	—	—

		Number of Securities	Number of Securities	Securities Owned After this Offering
		Owned Prior	that May Be Offered		Percent
Name of Selling Securityholder	Class	to this Offering	by this Prospectus	Number	of Class(1)

Global Undervalued Securities Master Fund, LP(4)	Class A common stock	4,227,747	2,304,147	1,923,600	1.6%
	Class B common stock	—	—	—	—
	Warrants to purchase Class A common stock	—	—	—	—
	Warrants to purchase Class B common stock	—	—	—	—
UBS Securities LLC(5)	Class A common stock	1,768,343	—	1,768,343	1.5%
	Class B common stock	—	—	—	—
	Warrants to purchase Class A common stock	12,720,202	12,672,811	47,391	*
	Warrants to purchase Class B common stock	—	—	—	—

*	Less than 1%.

(1)	Percentage ownership is based on outstanding securities of the applicable class as of September 16, 2011.

(2)	Includes 728,465 shares of Class A common stock and warrants to purchase 6,534,427 shares of Class A common stock held by funds (collectively, “Ares Funds”) managed, directly or indirectly through various wholly owned subsidiaries, by Ares Management LLC (“Ares Management”) that were held prior to or received in connection with the Citadel Acquisition. Also includes shares of Class A common stock and warrants to purchase Class A common stock purchased pursuant to the Investment Agreement and held by the following funds managed, directly or indirectly through various wholly owned subsidiaries, by Ares Management: 2,764,977 warrants to purchase Class A common stock held by Ares Enhanced Credit Opportunities Fund Ltd., 691,244 warrants to purchase Class A common stock held by Ares Strategic Investment Partners Ltd., 1,817,281 warrants to purchase Class A common stock held by Ares Special Situations Fund I-B, L.P., 3,801,843 warrants to purchase Class A common stock held by Ares Special Situations Fund III, L.P., 460,830 shares of Class A common stock held by Ares Strategic Investment Partners III, L.P. and 1,984,562 shares of Class A common stock held by Ares Special Situations Fund, L.P. Includes 82,735 shares of Class A common stock issuable to certain Ares Funds upon the exercise of warrants that were issued on June 29, 2009 in connection with the Company’s amendment of its prior credit agreement. Such warrants expire on June 29, 2019 and have an exercise price of $1.17 per share. Ares Management is indirectly controlled by Ares Partners Management Company LLC (“APMC” and, together with Ares Management and the Ares Funds, the “Ares Entities”), which, in turn, is managed by an executive committee comprised of Michael Arougheti, David Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to the shares of Class A common stock or warrants to purchase Class A common stock held by the Ares Funds. Each of the members of the executive committee and each of the Ares Entities and the officers, partners, members and managers of the Ares Entities expressly disclaims beneficial ownership of such shares of Class A common stock and warrants to purchase Class A common stock, except, with respect to each Ares Fund, the shares of Class A common stock and warrants to purchase Class A common stock held directly by such Ares Fund. Each Ares Fund expressly disclaims any pecuniary interest in any shares of Class A common stock or warrants to purchase Class A common stock owned by another Ares Fund.

(3)	Michael N. Thompson, as the portfolio manager of each of BHR Master Fund Ltd. (“BHR”) and BHR OC Master Fund Ltd. (“BHR OC”), has sole voting and dispositive power over the shares held by BHR and BHR OC.

(4)	The Global Undervalued Securities Fund, L.P. (the “Domestic Fund”), Global Undervalued Securities Fund (QP), L.P. (the “Domestic QP Fund” and together with the Domestic Fund, the “Domestic Funds”) and Global Undervalued Securities Fund, Ltd. (the “Cayman Fund” and together with the Domestic Funds, the

“Feeder Funds”) serve as the general partners of the Global Undervalued Securities Master Fund, L.P. (the “Master Fund”). Kleinheinz Capital Partners, Inc. (“Kleinheinz”) acts as investment adviser to the Feeder Funders and the Master Fund, and Kleinheinz Capital Partners LDC (“LDC”) serves as general partner of the Domestic Funds. John B. Kleinheinz is the president of both Kleinheinz and LDC, and, as a result, has sole voting and dispositive power over the shares held of record by Master Fund.

(5)	UBS Securities LLC and certain of its affiliates have the ability to exercise voting and investment power over the securities.

None of the selling securityholders has held any position or office with us or any of our predecessors or affiliates within the past three years.

PLAN OF DISTRIBUTION

We are registering shares of our Class A common stock, Class B common stock and warrants to purchase common stock to provide the selling securityholders with freely tradable securities. The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling securities or interests therein received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests therein on any stock exchange, automated interdealer quotation system, market or trading facility on which such securities are traded, in the over-the-counter market, or in private transactions. These dispositions may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at prices otherwise negotiated. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may sell the securities using one or more, or a combination of the following methods:

•	on the NASDAQ Global Select Market (or any other exchange or automated quotation system on which the securities may be listed),

•	in the over-the-counter market,

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker or dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	short sales or transactions to cover short sales relating to the securities,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	through one or more underwritten offerings on a firm commitment or best efforts basis,

•	broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security,

•	the pledge of securities as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the securities or other interests in the securities,

•	through distribution by a selling securityholder or its successor in interest to its members, general or limited partners or shareholders (or their respective members, general or limited partners or shareholders),

•	distributions to creditors and equity holders of the selling securityholders,

•	a combination of any such methods of sale, and

•	any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under a supplement to this prospectus under Rule 424(b) or under any applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors-in-interest as selling securityholders under this prospectus. The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In connection with distributions of the securities, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which institutions may, in turn, engage in short sales of such securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell the securities short and redeliver these securities to close out the selling securityholders’ short positions, or loan or pledge securities to broker-dealers that may in turn sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. To the extent required under the Securities Act, the aggregate amount of selling securityholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement.

Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act. In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the securities in the market and to the activities of the selling securityholders. These rules may limit the timing of purchases and sales of the securities by such selling securityholders. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We will not receive any proceeds from the sale of shares of our securities by the selling securityholders. We will, however, receive the net proceeds of any warrants exercised for cash. We will pay all costs, fees and expenses incurred in connection with the registration of the securities covered by this prospectus. The selling securityholders will pay all costs, fees and expenses incurred in connection with sales of the securities covered by this prospectus, including, among other things, sales commissions, brokerage fees and related expenses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including those filed by us, at http://www.sec.gov. You may also access the SEC filings and obtain other information about us through the website we maintain at http://www.cumulus.com. The information contained in our website is not part of this prospectus and is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is completed (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (as amended by the Annual Report on Form 10-K/A filed on May 2, 2011);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

•	Our Current Reports on Form 8-K filed on February 2, 2011, February 18, 2011, March 3, 2011, March 10, 2011, April 25, 2011, May 16, 2011, August 4, 2011 (as amended by the Form 8-K/A filed on August 12, 2011), August 16, 2011, August 25, 2011, September 2, 2011, September 12, 2011, September 13, 2011, September 15, 2011 (both Current Reports on Form 8-K filed on that day) and September 22, 2011;

•	The description of the Cumulus Media common stock contained in the Registration Statement on Form 8-A, as amended, filed by Cumulus Media pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings free of charge by writing or telephoning us at:

Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
Attention: Investor Relations
Telephone Number: (404) 949-0700
www.cumulus.com

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices referred to above. Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities offered by this prospectus.

EXPERTS

Cumulus Media

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Cumulus Media Inc. Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CMP

The financial statements as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010 incorporated in this prospectus by reference to the Cumulus Media Inc. Current Report on Form 8-K/A dated August 12, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Citadel

The consolidated financial statements of Citadel as of December 31, 2010 (Successor) and 2009 (Predecessor), and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from June 1, 2010 to December 31, 2010 (Successor), the period from January 1, 2010 to May 31, 2010 (Predecessor) and each of the two years in the period ended December 31, 2009 (Predecessor), incorporated in this prospectus by reference from Citadel’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.